Exhibit 14
OUR CODE OF CONDUCT
25_300_COC_USops_ENG_012825

•BUILDING A FOUNDATION OF INTEGRITY
◦Understanding Our Code
◦Acting in Our Company’s Best Interest
◦Maintaining the Code
◦Fulfilling Our Shared Obligations

• IMPLEMENTING THE CODE
◦Seeking Guidance
◦Reporting Violations
◦Investigations of Suspected Violations
◦Discipline for Code Violations
◦Non-Retaliation Policy

•MAINTAINING SAFETY AND RESPECT IN THE WORKPLACE
◦Harassment is Prohibited
◦Safety and Health
◦Drug-Free Environment

•SUPPORTING OUR COMPANY
◦Conflicts of Interest
◦Improper Personal Benefits
◦Financial Interests in Other Businesses
◦Conducting Business with Cavco
◦Working Outside the Company with a Competitor
◦Working Outside the Company with a Supplier or Contractor
◦Working with Other Organizations
◦Family Members Working in the Industry
◦Family Members Working at the Company
◦Safeguarding Corporate Opportunities
◦Entertainment, Gifts and Gratuities
◦Bribes or Kickbacks
◦Properly Using Company Property
◦Company Books and Records
◦Safeguarding Confidential Information
•OBSERVING TRADEMARKS, COPYRIGHTS AND OTHER INTELLECTUAL PROPERTY
◦Company Intellectual Property
◦Intellectual Property Rights of Others

•RESPONDING TO INQUIRIES FROM THE PRESS AND OTHERS

•COMPLYING WITH ANTITRUST LAWS

•INTERACTING WITH GOVERNMENT ENTITIES
◦Bribery of Foreign Officials

Exhibit 14

Dear Cavco Associates,

I hope you share my feeling of pride being part of Cavco, a company where each of us is involved in helping people select, fund and protect quality homes we’ve built for their families. Providing affordable houses that form the centerpiece of people’s lives is a unique and meaningful privilege and opportunity to make a difference. Beyond the services and products we provide, the way we operate is equally important because there is no real success if our accomplishments are not achieved with integrity. It’s that simple.

ONE Cavco highlights what drives us in our daily work. This document, our Code of Conduct, provides guidelines and expectations for how we all must behave legally and in accordance with our own ethical standards.
While it is impossible for any document to provide clear guidance for every situation, this Code is an important foundation for each of us to understand and follow as a guide for our actions. To that end, the Company provides ongoing training to ensure that we are all familiar with and consistently act in accordance to our ONE Cavco principles and the Code.

Within this Code of Conduct, we are also communicating the expectation that if you have questions or concerns about actions that risk our company’s reputation for integrity or conflict with our values, you must raise those questions or concerns. Notice that is not an invitation, but an expectation.
Each of us is responsible to make sure we can all be proud to work at Cavco. When you raise concerns in good faith, the company will not retaliate in any way and will not tolerate any form of retaliation by others.

Beyond the legal requirements, this Code is really about the way we treat our customers, suppliers, shareholders, communities, and each other. Our goal is to make Cavco a great place to work, and that clearly starts with treating one another with respect and dignity.

Please read the Code of Conduct carefully. Ask questions. Raise concerns if they exist. You will be asked to participate in ongoing training and acknowledge your understanding of the Code because of the important role you play in making Cavco a great company with a commitment to doing the right thing.

Bill Boor
President and CEO

Exhibit 14

1. B U I L D I N G A F O U N D A T I O N
O F I N T E G R I T Y
1. Building a Foundation of Integrity

UNDERSTANDING OUR CODE
As a company, we have crafted this Code of Conduct (the “Code”) to ensure that we all understand our responsibilities to maintain the highest standards of integrity in our relationships with co-workers, customers, suppliers and investors. Regardless of our positions in Cavco, we must consistently demonstrate our commitment to comply with the Code of Conduct in letter and in spirit and avoid any illegal, unprofessional or questionable behavior that might compromise Cavco, ourselves, our coworkers and anyone else related to the company.

The foundation of our success as a company is deeply rooted in our reputation for integrity and principled business conduct. This Code provides a statement of the fundamental principles and key policies and procedures for the way we execute Company business.

Our conduct should always reflect Cavco’s values, demonstrate ethical leadership and promote a work environment governed by integrity, honesty, ethical conduct and trust.

FULFILLING OUR SHARED OBLIGATIONS
Our Code is a statement of Cavco’s expectations for individual and business conduct that applies to every employee as well as our Board of Directors. It governs every business decision we make. Also, we expect our suppliers, vendors and other third-party business partners to uphold the same high standards of Cavco and to follow the spirit of the Code.

If you have ethical concerns regarding any activity, you should immediately raise them. There are many reporting resources available to you as described in the following section, Implementing the Code. The Company’s Compliance Team is always available to answer all questions and provide guidance.

ACTING IN OUR COMPANY’S BEST INTEREST
To work together, we must treat each other with trust and mutual respect. Using the Code as a guide, we must each maintain the highest ethical standards and choose actions that reflect Cavco’s morals and integrity.

1.Building a Foundation of Integrity (Cont)

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ADMINISTRATION AND MAINTENANCE OF THE
CODE
With oversight from the Board of Directors, the Company’s executive leadership is responsible for setting clear expectations and high standards for ethical behavior throughout Cavco. We are committed to maintaining an environment where compliance with the law and this Code is expected. The Compliance Team, led by the General Counsel and Chief Compliance Officer, is responsible for administering and maintaining the Code.

Investigation and Response: The Company takes seriously and will fully investigate all known potential violations. Relevant subject matter experts will be assigned by the Compliance Team to conduct the investigations. The Company is committed to protecting anyone who raises a concern in good faith. However, it is a violation of the Code to knowingly make a false accusation, lie to an investigator, interfere with or refuse to cooperate in an investigation.

Training: Upon joining Cavco, and periodically thereafter, all Directors and employees are required to participate in the Code training sessions.

Acknowledgment: We require acknowledgment that Directors and employees have read the Code and agree to abide by it. Failure to read or acknowledge the Code is not an excuse for noncompliance with the Code.

Waiver: No waivers of this Code shall be granted if you fail to comply with the Code or any applicable law or regulation, you will be subject to discipline that may include termination of employment.

The Code is not a contract: The Code does not convey any specific employment rights or guarantee employment for any specific period of time.

2. I M P L E M E N T I N G
T H E C O D E

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1.Implementing the Code

SEEKING GUIDANCE
The Code cannot provide definitive answers to all questions. If you have questions regarding any topic discussed in the Code or if you are in doubt about the best course of action in a particular situation, you should seek guidance from your supervisor, your local human resources representative, the Compliance Team or any other resources identified in “Reporting Violations” below.

REPORTING VIOLATIONS
To assist in the administration of the Code and to allow employees to report known or suspected violations of the Code, Cavco has established a Toll-Free compliance hotline at 1-844-93CAVCO (“Speak Up Cavco!”). You can also access Speak Up Cavco! online at www. speakupcavco.com or text 602-786-8683. The Speak Up Cavco! hotline is an easy, risk-free way to anonymously report activities that may involve illegal or unethical behavior. The SpeakUp Cavco! hotline is available 24 hours a day, 365 days a year and is staffed by third-party professionals from Convercent by OneTrust. No one will be subject to retaliation because of a good faith report of suspected misconduct.

If you know of or suspect a violation of applicable laws or regulations, the Code or Cavco’s related policies, it is your responsibility to immediately report that information to your manager, Human Resources, or by using the Speak Up Cavco! hotline. You may also directly contact the Compliance Team at CavcoCompliance@cavco.com.

NON-RETALIATION POLICY
Cavco will not tolerate any reprisal or retaliation against any person who, in good faith, reports a known or suspected violation of any law, rule or regulation as well as the Code. Cavco will take appropriate disciplinary action, up to and including termination of employment, against any employee who retaliates, directly or indirectly, against any person for reporting an actual or suspected violation of any Company policy (including the Code)), or applicable laws and regulations, or assisting in any investigation of any suspected violation. Retaliation can also result in civil or criminal liability.
You may refer to Cavco’s Whistleblower and Anti-Retaliation Policy for more details or contact the Compliance Team.

If an employee abuses Cavco’s reporting mechanisms by filing reports not in good faith or known to be false, by not cooperating in or misleading an investigation; the offending employee will be subject to disciplinary action, up to and including termination.

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3. M A I N T A I N I N G S A F E T Y & R E S P E C T
I N T H E W O R K P L A C E

1.Maintaining Safety and Respect in the Workplace

At Cavco, we believe in fairness, cooperation and equal opportunity. As a Cavco Director or employee, we are committed to respecting the dignity of each individual. Employees must always conduct themselves in a mature, responsible, professional and respectful manner. In addition, we each share the responsibility for maintaining a safe, respectful and productive workplace.
Conduct at Cavco-sponsored or related functions and activities, whether on or offsite, must be professional at all times. Never pressure anyone to engage in the consumption of alcoholic beverages, take any action that amounts to sexual or other unlawful harassment or discrimination or use language that is intended to offend.

HARASSMENT IS PROHIBITED
Harassment is unwelcome conduct that is based on race, color, religion, sex (including pregnancy), national origin, age (40 or older), disability or genetic information. Harassment becomes unlawful where 1) enduring the offensive conduct becomes a condition of continued employment; or 2) the conduct is severe or pervasive enough to create a work environment that a reasonable person would consider intimidating, hostile or abusive. Anti- discrimination laws also prohibit harassment against individuals in retaliation for: filing a discrimination charge, testifying, participating in an investigation, proceeding, lawsuit under these laws or opposing employment practices that they reasonably believe discriminate against individuals in violation of employment laws.

As part of Cavco’s commitment to a professional work environment, Directors and employees may not threaten, intimidate, coerce or otherwise interfere with the job performance of other Directors, employees, customers, suppliers and vendors. Consequently, Cavco will not tolerate any form of harassment including, but not limited to, sexual advances, requests for sexual favors or other physical and psychological abuse from fellow employees, supervisors or business partners. Additionally, Cavco will not allow any acts of bullying or intimidation by an individual or group. Violations of Cavco’s harassment policy will result in corrective action up to and including termination.

For more detailed information please see Cavco’s Anti-Harassment Policy.

SAFETY AND HEALTH

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Cavco strives to maintain safe working conditions for everyone. To this end, Cavco fully complies with all applicable health and safety laws, rules and regulations. Employees are responsible for being familiar with all Cavco safety rules and observing them at all times. You must immediately report any unsafe conditions to your supervisor, safety manager or the Cavco Corporate Risk Team. In addition, any job-related injury or illness must be immediately reported to your supervisor, safety manager or the Human Resources Department in order to comply with applicable workers’ compensation laws. For more information, please see the safety policies at your location, which provide guidelines on all safety issues.

1.Maintaining Safety and Respect in the Workplace (Cont)

DRUG-FREE ENVIRONMENT
Cavco is committed to providing a drug-free, safe and secure work environment for all of its employees. Therefore, the unlawful manufacture, consumption, distribution, possession or use of illegal drugs on company premises, in company vehicles or while conducting company business off- site is strictly prohibited. In addition, the use, consumption, distribution or possession of alcoholic beverages in any of the above locations or situations generally is prohibited. In certain instances, moderate alcohol consumption on company property or while conducting company business off-site, such as at a business dinner, may be permitted, but Cavco employees are expected to show good judgment at all times in connection with alcohol consumption.
Violations of Cavco’s drug-free workplace policy will result in corrective action, including possible termination, and may also have legal consequences. The use, possession, manufacture, purchase, sale or transfer of illegal drugs is against the law. Violation of these laws may result in criminal prosecution, fines and imprisonment.

If you have knowledge of any prohibited alcohol- or drug-related activities, you should immediately call the Speak Up Cavco! hotline or contact the Human Resources Department.
See Cavco’s Drug Testing and Substance Abuse Policy for additional information on Cavco’s commitments and our employee expectations.

FAIR LABOR PRACTICES
Cavco is committed to complying with all laws pertaining to freedom of association, collective bargaining, immigration, wages, hours and benefits as well as laws prohibiting forced, compulsory and child labor.

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4. S U P P O R T I N G
O U R C O M P A N Y
1.Supporting Our Company

As we work with people both inside and outside of the company, we must use our best efforts to support the growth and advancement of Cavco. This includes making decisions that positively impact the Company independent of any outside influences. Our business decisions and actions should be based solely on the best interests of Cavco, not upon personal relationships or other benefits we might receive. Conflicts of interest, or the appearance of any impropriety, can damage Cavco’s reputation as well as the reputation of the persons involved.

CONFLICTS OF INTEREST
A conflict of interest occurs when personal interests interfere, or even appear to interfere, with the objectives of the Company. A conflict can arise if our personal actions or interests make it difficult to put Cavco’s interests first.
Our obligation to conduct Cavco business in an honest and ethical manner includes the duty to deal ethically with real conflicts and prevent or eliminate any apparent and potential conflicts of interest between personal and Company business relationships. As Directors and employees of Cavco, we each have a duty to disclose any actual or apparent conflicts of interest to protect Cavco and the individuals involved.

Because there is no way to list every possible conflict that might arise, the examples below are some common examples of actual, apparent and potential conflicts of interest, and who should be notified if we became aware of potential conflicts. If you become involved in a conflict situation that is not described below or have any questions about whether a particular activity would be a conflict situation, you should report it using the Disclosure module within Convercent by OneTrust or contact the Compliance Team. See “Reporting Violations” in Section 2 of the Code for reporting details.

IMPROPER PERSONAL BENEFITS
Conflicts of interest develop when any person we have a close personal relationship with including a partner or spouse, parents, children, siblings or any person living in a Director’s and employee’s home gains improper personal benefits because of their relationship to the Director or employee and his/her position with Cavco. A Director or employee may not accept any benefits that do not align with the Company’s policies and procedures.

FINANCIAL INTERESTS IN OTHER BUSINESSES
Directors and employees of Cavco may not own or possess an interest in a company that does business with the Company (for example, a Company supplier) without first getting written approval from the General Counsel and Chief Compliance Officer. However, it is not considered

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a conflict of interest (and prior approval is not required) to own an interest of 1% or less of the outstanding shares of a publicly traded company that does business with Cavco. Similarly, Directors and employees may not own or otherwise hold an ownership interest in a private company that competes with Cavco.

CONDUCTING BUSINESS WITH CAVCO
Without prior written approval from the General Counsel and Chief Compliance Officer, a Director or employee may not participate in a joint venture, partnership or other business arrangement with the Company. An employee in a position to approve bids for Cavco must judge all submitted bids impartially and bids must be accepted using reasonable business judgment with the best interests of the Company in mind. An Officer or employee cannot participate in a bid process if there are investments that conflict with the Company’s interests.

4. Supporting Our Company (Cont)

WORKING OUTSIDE THE COMPANY WITH
A COMPETITOR
As Directors and employees of Cavco who are actively committed to working to advance the Company in every way possible, we are all strictly prohibited from simultaneously working with or serving in any capacity with a Cavco competitor that is intended or is reasonably expected to advance a competitor’s interests. This includes marketing products or services in competition with Cavco’s current or potential business activities. If there is any question about whether activities you are considering are prohibited, it is your responsibility to consult with the General Counsel and Chief Compliance Officer to determine whether a planned activity will compete with any of Cavco’s business activities before pursing the activity in question.

WORKING OUTSIDE THE COMPANY WITH A SUPPLIER OR CONTRACTOR
Cavco Directors and employees may not be employed by, serve as a director of or represent a supplier or contractor (or subcontractor) to the company without prior Company approval. Additionally, Cavco Directors and employees may not accept money or benefits of any kind as compensation or payment for any advice or services that may have been provided to a supplier or anyone else in connection with its business with the Company.

WORKING WITH OTHER ORGANIZATIONS
As responsible members of the communities where we live and work, the Company encourages all Directors and employees to participate in projects and causes that contribute to the greater good. However, Cavco Directors, officers and vice presidents of business units desiring to seek a board position with a for-profit or non-profit entity must have prior written approval from

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the General Counsel and Chief Compliance Officer. In addition, prior written approval must be obtained from the General Counsel and Chief Compliance Officer prior to running for election or appointment to any city, county, state or federal government-related position.

FAMILY MEMBERS WORKING IN THE INDUSTRY
During the normal course of business, we may encounter situations where a spouse, significant other, child, parent, in-law or someone else with whom we have a close familial relationship is also a competitor, supplier or customer of the Company or employed by a competitor. These situations are not prohibited, but they do call for full disclosure and extra sensitivity to conflicts of interest and to the security and confidentiality of the Company’s information.
Several factors will be considered in assessing these situations, including:
(1)the relationship between the Company and the other company involved;
(2)the nature of the employee’s responsibilities with the Company and those of the other person; and
1.the access each person has to their respective employer’s confidential information.
Such a situation, however harmless it may appear, could arouse suspicion among other associates and adversely affect working relationships.

As Directors and employees of Cavco, it is in our best interest to do everything possible to avoid even the appearance of impropriety to observers inside and outside of the Company. To remove any doubt or suspicion, all employees must disclose the specific situation to a direct supervisor or Cavco’s Compliance Team through the Disclosure module within Convercent

4. Supporting Our Company (Cont)

by OneTrust to assess the nature and extent of any concern and how it can be resolved. Directors must disclose their specific situations directly to Cavco’s General Counsel and Chief Compliance Officer. In some instances, any risk to the Company’s interests may be sufficiently remote that the Company’s General Counsel and Chief Compliance Officer may only remind you to guard against inadvertently disclosing the Company’s confidential information and not to be involved in decisions on behalf of the Company that involve the other company.

FAMILY MEMBERS WORKING AT THE COMPANY
If a family member or another person with whom you have a significant and close personal relationship is also an employee of the Company, they should not be in a direct supervisory position over the other person in the relationship. In cases such as these, an employee must disclose the relationship to a supervisor and the Compliance Team through the Disclosure module within Convercent by OneTrust, and an Officer must disclose the relationship to Cavco’s

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General Counsel and Chief Compliance Officer. In these situations, the Company may reassign one or both of the employees. In some cases, Cavco’s employment of family members may also require approval by the Audit Committee as a “related party transaction.”

SAFEGUARDING CORPORATE OPPORTUNITIES
All of us have a duty to Cavco to advance its legitimate business interests when opportunities arise. Specifically, this duty applies to those instances where you learn of a business or investment opportunity involving one or more of Cavco’s business lines obtained through your employment with the company. This information may be material nonpublic information and should be treated as confidential; thereby, precluding you from taking advantage of the investment or opportunity without prior written approval from the General Counsel and Chief Compliance Officer. Furthermore, you are prohibited from using Cavco’s property, information or your position at Cavco for personal or financial gain.

ENTERTAINMENT, GIFTS AND GRATUITIES
Employees involved in making business decisions on behalf of the Company must make those decisions based on uncompromised objective judgment. If we are interacting with anyone who has business dealings with the Company, such as suppliers, competitors, contractors or professional consultants, we must be mindful to conduct such activities in the best interest of Cavco using consistent and unbiased standards. In this mindset, we must never accept gifts or other benefits if, in our reasonable exercise of business judgment, a business decision could be affected.
We must never ask for gifts, entertainment or any other business courtesies from people doing business with the Company. Unsolicited gifts and business courtesies, including meals and entertainment when part of a business meeting or shared with the host business contact, are permitted if they are: (1) customary and commonly accepted business courtesies;
(2) not lavish; and (3) given and accepted without an express or implied understanding that we are in any way obligated by the acceptance of the gift or that the gift is a reward or inducement for any particular business decision already made or forthcoming. Gifts of cash or cash equivalents (including securities, below-market loans, etc.) in any amount are strictly prohibited.
Gifts, gratuities, awards, merchandise and/or other incentives of nominal value (generally not exceeding the face or fair market value of $250.00) may be accepted from vendors and customers, as well as potential vendors and potential customers, with whom we have an actual or potential business

4. Supporting Our Company (Cont)

relationship. During the course of business, we may engage in reasonable

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entertainment with current or potential vendors and customers.
At Cavco, “reasonable entertainment” means entertainment including activities such as golf and other sporting events, tickets to the theater, a concert and other productions, including vendor paid/customer paid trips, where true business discussions are held at industry or educational events, as long as the expense would be paid by the Company as a reasonable business expense if not paid by the other party. Also, “reasonable entertainment” only includes entertainment within the bounds of good taste, moderation and common sense to be judged in hindsight.
If there are any questions regarding the reasonableness or permissibility of any gifts or entertainment under the Code, refer to the Company’s Gift and Entertainment Policy where more detail is available or obtain guidance from the Compliance Team.

PROPERLY USING COMPANY PROPERTY
Cavco’s property and resources are intended solely for the benefit of the Company’s business use. All of us are responsible for safeguarding and properly using the Company’s tangible and intangible property and resources that are under our supervision and control. This includes but is not limited to cash, trademarks, trade names, technology, company images, merchandise, inventory, equipment, computers, telecommunications equipment and services, buildings and facilities, supplies, business plans, information (including financial, supplier, customer, distributor and other Company proprietary information) and the services of Cavco’s personnel.
We are each steward of these assets and resources for the Company, and we must ensure that they are used for legal and proper purposes. Using Cavco’s assets for improper, illegal or non-Company purposes, including for our own personal benefit, is strictly prohibited.

CAVCO INDUSTRIES, INC. Code of Conduct Rev: Aug 25

The contributions employees make to the development and use of Cavco’s products, equipment, marketing and sales research, materials and services or intellectual property while employed by the Company are Cavco’s property. These contributions remain Cavco’s property if our employment with the Company terminates for any reason. As an employee of any entity within Cavco, we sign the Acknowledgment at the end of this Code which assigns and transfers to Cavco all of such developmental property, whether it was developed or discovered before or after the date the Acknowledgment was signed.
Prior to an employee leaving Cavco, all Company property including confidential and propriety property must be immediately returned to Cavco. For detailed information, please read Cavco’s Communications and Information Disclosure Policy or contact the Compliance Team.

COMPANY BOOKS AND RECORDS
As part of Cavco’s commitment to integrity and financial transparency, it is the Company’s policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that Cavco files with, or submits to, the Securities and Exchange Commission and in all other public communications made by

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the Company.

Pursuant to the Company’s Record Retention Policy, employees involved in maintaining and retaining the Company’s records must do so accurately, truthfully and in a timely manner, including all time sheets and travel and expense reports. We must be careful to record Cavco’s financial activities in compliance with all applicable laws and accounting practices, and fully reflect all Company transactions, as appropriate. In addition, Cavco requires that each of us comply with all internal procedures established by the Company.

1.Supporting Our Company (Cont)

Making false, artificial or misleading entries, records or documentation is strictly prohibited. No bank account, brokerage fund or asset may be established or maintained without the approval of the Chief Accounting Officer or Treasurer.
All of us are expected to provide truthful, accurate and complete information, upon request to Cavco’s attorneys and both internal and external auditors and accountants. We must never make, or cause to be made, any false or misleading statement in connection with any examination or audit of Cavco’s books and records.

SAFEGUARDING CONFIDENTIAL INFORMATION
As Directors and employees of Cavco, our positions may mean that we learn facts about the Company’s business, plans, operations or “secrets of success” that are not known to the general public or to competitors. Confidential information includes all non-public information that might be of use to competitors or harmful to Cavco, its customers or its investors if disclosed, and any other sensitive information or trade secrets (collectively “Confidential Information”).
Some examples of Confidential Information include, but are not limited to, sensitive information such as: (1) customer data and records;(2) the terms offered or prices charged to customers or by suppliers; (3) current and potential customer and investor lists;(4) marketing or strategic plans;(5) product specifications; and (6) unreleased earnings information. Also, during the course of performing our duties and responsibilities, we may become privy to information concerning possible mergers or acquisitions with other companies that may require Cavco to maintain such information as confidential.

In keeping with our commitment to integrity, we must maintain the confidentiality of information entrusted to us by Cavco or its stakeholders, except when disclosure is authorized by the Company or legally mandated. Anyone who possesses or has access to Confidential Information or trade secrets must:
•Not use the information for their own benefit or the personal benefit of persons inside or outside of Cavco.

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•Not transmit or disclose Confidential Information outside of Cavco, unless otherwise approved in writing by the Company or required in the performance of a Director’s or employee’s duties.
•Carefully guard against disclosure of Confidential Information to people outside Cavco.
•Not disclose Confidential Information to another Cavco employee unless the employee needs the information to carry out business responsibilities.
However, it is important to state that treatment of information as “confidential” does not mean that we cannot report apparent wrongdoing to the Speak Up Cavco! hotline, the General Counsel and Chief Compliance Officer or the government authorities where it is appropriate to do so.
Additionally, our obligation to treat information as confidential does not end when we leave Cavco.

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5. O B S E R V I N G T R A D E M A R K S
C O P Y R I G H T S & O T H E R I N T E L L E C T U A L P R O P E R T Y

1.Observing Trademarks Copyrights & Other Intellectual Property

COMPANY INTELLECTUAL PROPERTY
The Company’s logos and names are examples of Cavco’s intellectual property, specifically its trademarks. We must always properly use Cavco trademarks and advise the General Counsel and Chief Compliance Officer of any use that does not comply with our brand guidelines (link “brand guidelines” to www.cav.com/branding).
Works of authorship such as written materials, designs or plans are also the intellectual property of Cavco and may be protected by copyright laws. To avoid violating these laws and Cavco’s Code, we must avoid making unapproved copies or creating works based on the concepts or functions contained in the Company’s copyrighted materials without confirming such use is ok with the Compliance or Marketing Teams.
In addition, proprietary information which includes all information not generally available to the public is also the property of Cavco. As employees we must understand that all trade secrets, inventions, patents, copyrights, applications, designs and other proprietary works we work on and develop while working for Cavco are the sole property of Cavco. By accepting employment with Cavco and acknowledging this Code of Conduct, we agree that we understand the Company's ownership of the intellectual property we develop and work with in the course of our jobs with Cavco.
INTELLECTUAL PROPERTY RIGHTS OF OTHERS Cavco’s policy is not to infringe upon the intellectual property rights of others. When using the name, trademarks, logos, music, images or printed materials of another company, including any such uses on the Company’s websites, we must do so properly with permission and in accordance with applicable laws. Accordingly, while employed by Cavco, you cannot use any proprietary or confidential information of any former employer. Cavco licenses the use of much of its computer software from outside companies. In most instances, this computer software is protected by copyright. Company employees may not make, acquire or use unauthorized copies of computer software.

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6. R E S P O N D I N G T O I N Q U I R I E S
F R O M T H E P R E S S & O T H E R S

1.Responding To Inquiries From The Press & Others

Company employees who are not designated as official Cavco spokespersons may not speak with the press, securities analysts, other members of the financial community, shareholders, groups or organizations on behalf of Cavco or about Cavco’s business unless specifically authorized to do so by the Chief Executive Officer (CEO), Chief Financial Officer (CFO) or General Counsel and Chief Compliance Officer. Requests for financial or other information about the Company from the media, financial community, shareholders or the public should be referred to the Company’s CEO, CFO, General Counsel and Chief Compliance Officer, or Director of Financial Reporting. See “Reporting Violations” for reporting instructions.

Requests for information from regulators or the government should always be referred to Cavco’s General Counsel and Chief Compliance Officer.

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7. C O M P L Y I N G
W I T H A N T I T R U S T L A W S

1.Complying with Antitrust Laws

While Cavco competes vigorously in all of its business activities, its efforts in the marketplace must be conducted in accordance with all applicable antitrust and competition laws (“Antitrust Laws”). Antitrust
Laws are too extensive to be summarized in the Code. However, a primary goal of Antitrust Laws is to ensure a competitive marketplace that allows efficient and innovative firms to succeed. Antitrust Laws prohibit collusion among competitors and market practices that impair the ability of others to compete. Examples of this are agreements to fix prices, restrict output or supply, divide a market for customers, territories, products or purchases and agreements between competitors to hire or not hire employees. The consequences of an antitrust violation can be severe for both Cavco and the employee involved.

As Cavco employees, we must not agree or be perceived to agree with any competitor on any of these topics. Any communication with a competitor’s representative, no matter how innocuous it may seem at the time, may later be subject to legal scrutiny and form the basis for accusations of improper or illegal conduct. Accordingly, we must avoid becoming involved in situations where an unlawful agreement could be inferred.

Cavco employees are prohibited from discussing the following with a competitor:
• Prices, timing of any price changes, or the magnitude of any price changes;
• Costs;
• Profit margins;
• Sales forecasts;
• Sales plans;
• Sales territories;
• Distribution practices;
• Terms offered to particular customers;
• Capacity utilization;
• Competitive bidding plans or strategy;
• Pricing and marketing strategies;
• Market shares; or
• Employee salaries.
We believe that Cavco will prosper in a competitive marketplace, and we fully support the enforcement of Antitrust Laws in all markets in which we compete.

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8. I N T E R A C T I N G
W I T H G O V E R N M E N T E N T I T I E S

1.Interacting with Government Entities

BRIBERY OF FOREIGN OFFICIALS
Company policy, the U.S. Foreign Corrupt Practices Act (the “FCPA”) and the laws of many other countries prohibit Cavco and its Directors, employees and agents from giving or offering to give money or anything of value to a foreign official, a foreign political party, a party official or a candidate for political office in order to influence official acts or decisions of that person or entity, to obtain or retain business or to secure any improper advantage. A foreign official is an officer or employee of a government or any department, agency, or instrumentality thereof, or of certain international agencies, such as the World Bank or the United Nations, or anyone acting in an official capacity on behalf of one of those entities. Officials of government-owned corporations are considered to be foreign officials.

Payments made in forms other than cash may be illegal. The FCPA prohibits giving or offering to give “anything of value” if it is intended or could be perceived to influence a business or governmental decision or action. Bribes can take many different forms beyond just money. Non-cash items have been the basis of bribery prosecutions, including job offers, travel expenses, golf outings, automobiles and loans with favorable interest rates or repayment terms.

Indirect payments made through agents, contractors or other third parties are also prohibited. Employees may not avoid liability by “turning a blind eye” when circumstances indicate a potential violation of the FCPA.

The FCPA allows for certain permissible payments to foreign officials. Specifically, the law permits “facilitating” payments, which are payments of small value to effect routine government actions such as obtaining permits, licenses, visas, mail, utility hookups and the like. However, determining what is a permissible “facilitating” payment involves difficult legal judgments.
Employees must consult the Legal Department before making, directly or indirectly, any payment or gift thought to be exempt from the FCPA.

Cavco’s Compliance and Internal Audit Departments will conduct periodic compliance reviews and audits of relevant business units to ensure continued compliance with the FCPA, other anti-corruption laws and the Code.

Exhibit 14

Acknowledgment of Receipt and Review
TO BE SIGNED AND RETURNED TO YOUR LOCAL HR REPRESENTATIVE OR CAVCOHR@CAVCO.COM

I,_________________________________ , acknowledge that I have received and read a copy of the Cavco Industries, Inc., Code of Conduct (the “Code”).
I understand the contents of the Code. I agree to comply, and have complied, with the policies and procedures set out in the Code.
I understand that, in addition to other knowledgeable personnel, including my supervisor, I should approach the General Counsel and Chief Compliance Officer if I have any questions about the Code generally or any questions about reporting a suspected violation of the Code. I understand and acknowledge that I always have the right to notify in good faith the General Counsel and Chief Compliance Officer of any known or suspected violation of this Code or other misconduct without fear of retaliation.

SIGNATURE:

PRINTED NAME:

DATE: